February 12, 2001

Mr. Steven Crandall
2999 Crownview Ct. NE
Grand Rapids, MI 49525

Dear Steve,

I am very pleased to extend to you Donnelly Corporation's offer of employment to fill the position of Senior Vice President of Human Resources for Donnelly Corporation (Donnelly). We believe you bring outstanding skills to our company and that you will find Donnelly an excellent environment in which to invest your career. We look forward to working with you.

You will report to Dwane Baumgardner, the Chief Executive Officer. As a Senior Vice President, you will be part of the senior management team and an officer of the company. You will work from the Donnelly corporate offices located at 49 West Third Street. The details of your offer are as follows:

  A base salary of $ 18,333.33 per month. This equates to an annual salary of $220,000. Our policy is to review salaries for all positions annually.

  The annual bonus incentive plan presently provided is linked to the achievement of specific business and individual goals. Achieving plan performance would result in a target bonus of 50% of base salary, prorated for the year 2001. Payment of the bonus may range from 0 to 150% of the target, based on a combination of exceeding individual and company performance targets. Dwane will meet with you shortly after your start to establish specific goals for the remainder of fiscal year 2001. The annual incentive bonus is paid after the announcement of fiscal year results. Your annual bonus incentive plan is governed by the terms of the Donnelly plan for this program.

  It is customary for Donnelly to consider stock options for executives annually, based on competitive market comparisons and on individual contributions made to the business. The initial stock option grants will be priced on the date of your start of employment. Subsequent grants will be priced as of the date granted. Stock options become exercisable in three equal annual installments, beginning 12 months after the date of grant and expires ten years after receiving them.

  A special one-time consideration is being offered to you to recognize the adjustments that will be required in making a transition to Donnelly. This one-time consideration will include an initial stock offering of 8,000 shares upon your start at Donnelly. These shares are subject to approval by the Donnelly Board of Directors Stock Option Committee and will be governed by the terms of the Donnelly plans for these programs.

  As a member of the corporate management team, you will receive a company provided car valued at approximately $40,000. You will be reimbursed each month for car expenses including insurance, maintenance, and business fuel expenses. You will be responsible for the tax consequences of the personal use portion of the car, as this allowance is not reported on your W-2.

  Donnelly offers a very comprehensive package of group health insurance and group life insurance. Your medical and dental coverage will be effective as of your date of hire provided you complete and return the necessary election forms within thirty days from your start date. The employee cost and level of coverage that you will have is determined by your elections under Donnelly's Flexible Benefits Plan. Brief descriptions of these plans are enclosed. You will be provided with detailed descriptions of all plans and I believe you will find our flexible benefit options very strong in protecting you and your dependents.

  Donnelly also offers an employee stock purchase program, tuition reimbursement program, retirement plan and a 401(k) plan. Currently Donnelly contributes 50 cents to your 401(k) account for every dollar that you contribute up to 5% of your pay. Eligibility for 401(k) is after 30 days of employment, eligibility for tuition reimbursement is after ninety days of employment and eligibility for employee stock purchase discount is after one year of employment. Each plan is governed by the terms of the Donnelly plan for these programs.

  Vacation is accrued at the rate of six weeks per year (4.615 hours per week). Donnelly has 10 paid holidays per year

  In the event you are separated from Donnelly for any reason other than cause, we will provide a severance plan that provides 12 months of base salary and benefits subject to a non-compete agreement in our specific area of business and closure on a separation agreement.

  In the event that you choose to leave Donnelly, you will receive all benefits for which you are vested per plan descriptions.

This offer of employment is contingent upon you successfully passing a pre-employment drug and alcohol test, signing an Employee Confidentiality and Non-Competition Agreement and Ethical Guidelines Statement. This offer is also contingent upon the satisfactory completion of an investigation into your background. This investigation will consist of a criminal background report. You are required to provide the company with your date of birth to facilitate the background investigation. This investigation will not be conducted without your written authorization on the Notice and Authorization Form.

All matters not specified here will be handled in accordance with company policy. We will provide you with all appropriate policies and plan descriptions forthrightly upon request. I believe that you will find all of them very competitive and supportive.

Of course we understand that you will need time to assess this opportunity. This offer will remain open until the close of the business day Friday February 16, 2001. Your start date will be on or before Monday April 16, 2001.

As the company continues to grow and develop, part of our corporate mission is to double in shareholder value every five years, and our current five-year outlook is consistent with achieving this level of performance. Donnelly has grown at a compounded annual rate in excess of 15% during the past 15 years and we believe the company is positioned for strong growth in the future. With your proven skills to shape effective human resource systems and to implement best practices, the prospects for the growth should be strong.

On behalf of Dwane Baumgardner, the corporate management team, and the HR leadership team, we look forward to having you join our company. I am convinced that you will help us make this an even stronger company and I am personally looking forward to working with you.

Sincerely,

DONNELLY CORPORATION

/s/JAMES J. WUJKOWSKI	/s/STEVEN CRANDALL
James J. Wujkowski	Steven Crandall Date
Manager, Global Recruiting